Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S‑8 of CarParts.com, Inc. of our report dated March 25, 2025, relating to the consolidated financial statements of CarParts.com, Inc., appearing in the Annual Report on Form 10‑K of CarParts.com, Inc. for the year ended December 28, 2024.

/s/ RSM US LLP

Irvine, California
January 16, 2026